Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS FIRST QUARTER 2008 RESULTS

Denver, Colorado, May 6, 2008: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC; GSE: GSR) today announced its first quarter results for 2008. All currency in this news release is expressed in U.S. dollars, unless otherwise noted. The Company will host a live webcast and conference call, to discuss its quarterly results on Wednesday, May 7, at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “We are pleased to report that the Bogoso sulfide processing plant is making progress. The flotation circuit is achieving the float recovery expected for transitional ore and by the end of the quarter the sulfide plant had 11 of 14 bio-oxidation tanks operational compared with 8 tanks at the beginning of the quarter. By mid April 2008, we put an additional two bio-oxidation tanks into service bringing the total to 13 of 14 in service. To further enhance oxidation, the new regrind mill was commissioned during the quarter. As mining progresses to deeper levels, we expect to access fresh sulfide ore which testwork indicates should yield higher flotation recovery and consequently higher overall recovery.

The Wassa mine continued to deliver according to expectations and the operating team is working diligently to prepare the plant for the high grade Benso ore that we expect to be mined beginning in the third quarter. Construction of the haul road from Benso is progressing well and we expect the project to be on time and on budget. We are proud of the results to date from Wassa and believe its future will be even brighter.”

FIRST QUARTER 2008 RESULTS AND HIGHLIGHTS

•	Positive mine operating margin of $4.1 million or $0.017 per share;

•	Net loss of $3.9 million, or a loss of $0.017 per share;

•	Increase in gold revenues of 78% to $53.2 million compared to the first quarter of 2007;

•	Gold sales of 57,427 ounces from Bogoso/Prestea and Wassa, up 25% from the first quarter of 2007;

•	Average realized gold price of $926 per ounce, up 42% from the first quarter of 2007; and

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•	Average cash operating cost of $624 per ounce compared to $535 per ounce for the first quarter of 2007.

FINANCIAL AND OPERATIONAL SUMMARY FOR THE FIRST QUARTER

During the three months ended March 31, 2008, Golden Star’s revenues increased by 78% over the first quarter of 2007 from $29.9 million to $53.2 million. Ounces of gold sold increased 25% over the first quarter of 2007 to 57,427 from 45,825 ounces. The average cash operating costs increased from $535 per ounce to $624 per ounce in the same period. The aggregate increase in cost of sales of $15.8 million is predominately due to the new Bogoso sulfide processing plant which was placed in-service after the first quarter of 2007. Realized gold prices averaged $926 per ounce, up 42% from the first quarter of 2007.

Mining operations generated a positive $4.1 million operating margin in the first quarter of 2008, an improvement of $7.6 million over the $3.5 million operating margin loss incurred in the first quarter of 2007.

During the first quarter of 2008, we incurred a net loss of $3.9 million compared to a net loss of $3.6 million for the first quarter of 2007. Factors that impacted earnings included improved mine operating margin on higher prices, offset by higher interest expense, higher depreciation charges and a lower tax benefit.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	For the three months ended March 31,
	2008	2007
Gold sold (oz) 1.	57,427	45,825
Average realized price ($/oz)	926	652
Gold revenues (in $ thousands)	53,183	29,861
Total cash cost ($/oz)	652	553
Royalty and production taxes ($/oz)	28	18
Cash operating cost ($/oz)	624	535
Cash flow from operations before change in working capital (in $ thousands)	9,589	225
Cash flow used in operations (in $ thousands)	(5,038)	(8,321)
Net loss (in $ thousands)	(3,914)	(3,565)
Net income/(loss) per share – basic ($)	(0.017)	(0.016)

1. Excludes 1,787 ounces from the new sulfide plant in the first three months of 2007 while still in its construction phase. These ounces are not included in sales revenues.

BOGOSO/PRESTEA

First quarter gold sales from Bogoso/Prestea were 31,414 ounces compared with 17,720 ounces of gold during the first quarter of 2007 and 48,067 ounces from the fourth quarter of 2007. While significant progress was made in the flotation circuit during the period and the regrind mill was put into service, several of the bio-oxidation tanks were non-operational during the first quarter due to replacement work on the respective agitator shafts and gear boxes. The reduced number of operational bio-oxidation tanks reduced concentrate retention time resulting in insufficient oxidation, which in turn caused low CIL (carbon in leach) recoveries. As the remainder of the bio-oxidation tanks are returned to service, we expect oxidation to increase resulting in improved CIL recoveries.

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Bogoso/Prestea generated a $2.8 million operating margin loss in the first quarter of 2008 which was an improvement over the fourth quarter operating margin loss of $4.6 million and just over the $2.2 million operating margin loss of the first quarter of 2007.

As mining progresses deeper in the sulfide pits we expect to see less of the near-surface, low-recovery transition ores, and more of the primary sulfide ore which metallurgical testing indicates should yield higher gold recoveries.

In periods when oxide ore is not available, the oxide plant will directly process moderately oxidized ores which are presently stockpiled in the sulfide pits. The ores will be processed using the oxide plant CIL rather than creating a flotation concentrate and feeding that to the bio-oxidation circuit as was done in the first quarter.

	First Quarter 2008	Fourth Quarter 2007	First Quarter 2007(1)
Ore mined refractory (t)	853,075	893,551	—
Ore mined non-refractory (t)	25,117	187,212	225,494
Total ore mined (t)	878,192	1,080,763	225,494
Waste mined (t)	5,493,051	5,333,883	1,344,502
Refractory ore processed (t)	827,927	763,480	—
Refractory ore grade (g/t)	2.67	2.78	—
Gold recovery refractory ore (%)	59.0	56.8	—
Non-refractory ore processed (t)	—	193,244	408,772
Non-refractory ore grade (g/t)	—	2.11	1.73
Gold recovery non-refractory ore (%)	—	77.8	68.0
Total tonnes processed (t)	827,927	956,724	408,772
Total gold sold (oz)	31,414	48,067	17,720
Cash operating cost ($/oz)	769	746	638
Royalties ($/oz)	28	24	18
Total cash cost ($/oz)	797	770	656

(1) Excludes 7,803 ounces from the new sulfide plant in the first six months of 2007. These ounces are not included in sales revenues.

WASSA

Wassa’s operating margin for the first three months of 2008 totaled $6.9 million on sales of 26,013 ounces of gold compared to an operating margin loss of $1.2 million on sales of 28,105 ounces of gold for the first quarter of 2007. The improved operating margin was attributable to higher gold prices, improved grades, higher recoveries and lower cash operating costs.

The cash operating costs at Wassa improved by 4%, from $469 per ounce in 2007 to $448 per ounce for the first three months of the current year. While ounces sold were lower than in the first quarter of 2007, lower cash operating costs resulted in overall lower unit costs.

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OPERATING RESULTS	For the three months ended March 31,
	2008	2007
Ore mined (t)	1,018,348	665,147
Waste mined (t)	1,256,530	2,468,170
Ore and heap leach materials processed (t)	926,773	1,007,168
Grade processed (g/t)	1.14	0.91
Recovery (%)	93.1	90.4
Gold sold (oz)	26,013	28,105
Cash operating cost ($/oz)	448	469
Royalties ($/oz)	28	19
Total cash cost ($/oz)	476	488

DEVELOPMENT PROJECTS

HBB Properties

Construction of the haul road linking the HBB properties to the Wassa processing plant continued through the quarter and site works at the Benso site commenced. Early ore mined at Benso will be stockpiled in anticipation of the haul road completion to allow for ore delivery to the Wassa processing plant in the third quarter of this year.

Prestea South Properties

Applications for permits to mine at Prestea South were submitted and are awaiting approval. Assuming no delay in the issuance of these permits, oxide ore mined at Prestea South should commence processing in 2009.

EXPLORATION

Ghana

Exploration in Ghana in the first quarter of 2008 focused on drilling programs at Hwini-Butre and Manso. The drilling programs have delineated new targets that will require further testing through the second quarter and the rest of the year. Within our Chichiwelli concession, we discovered two new gold anomalies alongside the Wassa-Benso haul road currently under construction. Initial drilling has confirmed significant grades and widths from surface or near surface and we anticipate commencing a 6,000 meter drill program on the Chichiwelli prospect during the second quarter. A separate press release discusses this discovery in more detail.

Drill results from our first quarter drilling program at the Chujah South deposit on the Bogoso mining lease are pending and, once received, will be used to update our resource estimate. The drilling targeted inferred resources which were contained in our year-end optimized mineral resource pits. We hope to reclassify a portion of these resources into Indicated Mineral Resources for potential conversion into reserves.

During the first quarter, on our Prestea mining lease, we continued to drill test the Main Reef Footwall target located below the Plant North pit. These new drill results have confirmed the continuity of this target and we are now updating the three dimensional interpretations and grade estimations for this

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potential underground mining resource. Results from this new estimation will be used to update the scoping study that should be forthcoming in the second quarter of 2008.

Suriname

At our Newmont-funded joint venture on the Saramacca project, we received disappointing results from the initial drilling in the first quarter. However, several new targets have been defined as a result of our on-going soil and auger sampling and these are planned to be tested in future.

Sierra Leone

The exploration work on the Sonfon concession continued in the first quarter of 2008. Drill access to the southernmost high priority soil anomalies was completed in the quarter and initial Rotary Air Blast (RAB) drilling commenced. Positive RAB drilling results have been received to date and positive drill intersections from the new drilling are scheduled for further testing with a limited diamond drill program later this year.

Niger

A soil geochemistry program, geophysical work, and surface mapping were conducted at the Tialkam concession in Niger. Results from this work are being used to plan a drilling program for later in the year. Exploration work is also expected to be conducted at the Deba concession in the second quarter.

Ivory Coast

Exploration activities continued at the Amelikia and Abengourou concessions and will continue into the second quarter of the year. Results are pending. We anticipate several in-fill programs will be required in future.

French Guiana

Following the government’s recent announcements regarding the suspension of the granting of mining licenses pending the outcome of an environmental review of all French Guiana exploration areas, we have temporarily suspended exploration activities at the Paul Isnard project. We anticipate this review to continue through most of the year and that our exploration activities will resume when it is appropriate to do so.

CASH AND CASH FLOW

At the end of March, 2008, our cash, cash equivalents and short term investments totaled $54.7 million down from $75.8 million at the end of 2007. Operations used $5.0 million of cash in the first quarter of 2008, compared to $8.3 million for the first three months of 2007. The improvement in cash used in operations is mainly related to improved operating results.

Net investing activities used $17.6 million of cash during the first quarter of the year. Mining property expenditures used $7.7 million of cash of which $4.3 million was directed toward Benso. Exploration projects used $2.0 million and purchases of property and equipment used $2.3 million. Lastly, $3.7 million was utilized to secure a letter of credit to support construction of the Bogoso power plant. Net financing activities provided $1.6 million during the quarter. A total of $5.3 million was received from

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the offering of common shares in connection with our listing on the Ghana Stock Exchange and $0.9 million came through the exercise of employee stock options. These were partially offset by $4.6 million of scheduled principal and loan payments on our equipment financing and short term bank loans.

Liquidity Outlook

The major capital expenditures for the remainder of the year will be at Benso, for the development of the HBB project where we expect capital expenditures for 2008 to total approximately $35 million as follows:

Capital Item	(in millions)
Mining equipment	$12.9
Haul road construction	8.8
Wassa plant update	2.8
Infrastructure	6.0
Compensation for haul road	2.4
Ownership payment	1.4
Contingency	0.8

Total	$35.1

We anticipate that all of our cash needs for the remainder of 2008 will be met by the $54.7 million cash on hand, cash generated from operations as Wassa, and improvements in operations at Bogoso/Prestea. These amounts are expected to be sufficient to cover capital and operating needs for the remainder of the year.

LOOKING AHEAD

Our objectives for the remainder of 2008 include:

•	Continuation of optimization activities at the Bogoso sulfide processing plant;

•	Continuation of the construction and development of the HBB project;

•	Complete the permitting process for the Prestea South project;

•	Complete Prestea Underground pre-feasibility study; and

•	Continue exploration programs at Bogoso/Prestea, Wassa and the HBB project.

We are maintaining our guidance for 2008 total gold production of 370,000 to 425,000 ounces at an average cash operating cost between $500 and $560 per ounce. The increase in average cash operating cost reflects an increase in diesel prices over our budget assumptions.

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FINANCIAL STATEMENTS

The following information is excerpted from the Company’s unaudited consolidated financial statements and notes thereto contained in our Form 10-Q, which we intend to file with the SEC today and which is available on our website.

CONSOLIDATED BALANCE SHEET

	As of	As of
	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$54,677	$75,754
Accounts receivable	4,019	8,369
Inventories	71,230	55,966
Deposits	6,947	4,513
Prepaids and other	1,670	1,224

Total Current Assets	138,543	145,826

RESTRICTED CASH	5,170	1,510
AVAILABLE-FOR-SALE INVESTMENTS	7,740	5,121
DEFERRED EXPLORATION AND DEVELOPMENT COSTS	30,804	29,203
PROPERTY, PLANT AND EQUIPMENT	279,714	284,077
MINING PROPERTIES	330,391	326,811

Total Assets	$792,362	$792,548

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$18,867	$26,457
Accrued liabilities	33,107	28,394
Fair value of derivatives	339	248
Asset retirement obligations	2,013	2,013
Current debt	15,237	17,125

Total Current Liabilities	69,563	74,237

LONG TERM DEBT	106,909	107,929
ASSET RETIREMENT OBLIGATIONS	17,060	16,906
FUTURE TAX LIABILITY	42,154	42,154

Total Liabilities	235,686	241,226

MINORITY INTEREST	6,002	6,150
COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
SHARE CAPITAL	615,351	609,103
CONTRIBUTED SURPLUS	13,919	13,230
EQUITY COMPONENT OF CONVERTIBLE NOTES	34,525	34,620
ACCUMULATED OTHER COMPREHENSIVE INCOME	5,766	3,192
DEFICIT	(118,887)	(114,973)

Total Shareholders’ Equity	550,674	545,172

Total Liabilities and Shareholders’ Equity	$792,362	$92,548

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STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2008	2007
Revenue	$53,183	$29,861
Cost of sales	(49,124)	(33,326)

Mine operating margin/(loss)	4,059	(3,465)

OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	389	784
General and administrative expense	4,339	4,680
Derivative mark-to-market losses	442	294
Foreign exchange (gain)/loss	(362)	229
Interest expense	3,693	427
Interest and other income	(380)	(505)
Gain on sale of investments	—	(3,543)

Loss before minority interest	(4,062)	(5,831)

Minority interest	148	63

Net loss before income tax	(3,914)	(5,768)
Income tax benefit	—	2,203

Net loss for the period	$(3,914)	$(3,565)

Other comprehensive income – unrealized gain (loss) on investments	$2,574	(465)

Comprehensive loss	$(1,340)	$(4,030)

Deficit, beginning of period	(114,973)	(75,416)
Deficit, end of period	(118,887)	(78,981)

Net loss per common share - basic and diluted	$(0.017)	$(0.016)
Weighted average shares outstanding (millions)	234.8	216.2

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines. We also own a 90% interest in the Hwini-Butre and Benso properties through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 236 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable

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securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding, our 2008 production and cash operating cost estimates, 2008 capital expenditure estimates for the HBB project, planned exploration spending and plans for exploration activities, higher ore grades at Wassa, anticipated higher recoveries anticipated at various sites, expected improvements at the new Bogoso sulfide processing plant, anticipated commencement dates of mining and production; anticipated timing for mining at Prestea South; and sources of and adequacy of cash to meet capital and other needs in 2008. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso oxide and sulfide processing plant; the placing into service of additional bio-oxidation tanks at the Bogoso sulfide processing plant and the impact of CIL recoveries; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for the year ended December 31, 2007, as amended. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other appropriate securities sources and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.        +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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